Exhibit 99.1

BlueLinx Reports Strong Fourth Quarter Results
Completes Historic 2021 with All-Time High Profitability

MARIETTA, GA, February 22, 2022 – BlueLinx Holdings Inc. (NYSE: BXC), a leading U.S. wholesale distributor of building products, today reported financial results for the three months and twelve months ended January 1, 2022.

FOURTH QUARTER 2021 HIGHLIGHTS
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales of $973 million, an increase of 12%
•Gross margin of 19.9%, up 550 basis points
•Diluted earnings per share of $7.30, an increase of 258%
•Adjusted EBITDA of $112 million, up $73 million or 190%
•Net leverage ratio of 1.1x, down from 3.5x
•Completed $300 million offering of 6% senior secured notes due 2029

FULL YEAR 2021 HIGHLIGHTS
(all comparisons versus the prior-year period unless otherwise noted)

•Net sales of $4.3 billion, increased 38%
•Gross margin of 18.2%, up 280 basis points
•Diluted earnings per share of $29.99, increased 251%
•Adjusted EBITDA of $464 million, up $294 million or 172%
•Operating cash flow of $145 million, increased 164%
•Net debt of $490 million, reduced 19% or $115 million
•Available liquidity of $432 million as of January 1, 2022

“We finished 2021 with an outstanding fourth quarter, highlighted by double-digit sales growth and record gross margin, led by specialty product sales which grew 29% year-over-year and comprised 66% of total sales in the quarter. Our Q4 operational performance further demonstrates our ability to capitalize on strong demand amid on-going supply constraints and continued volatility in wood-based commodity prices,” said Dwight Gibson, President and CEO of BlueLinx.

“We remain committed to fostering a performance-based culture to drive sustainable, profitable growth through all economic cycles. On this front, we took decisive action last year to emphasize growth in higher value specialty products, drive a disciplined approach to structural product inventory, and leverage centralized purchasing and pricing teams. These actions were underscored by our second half 2021 performance.”

“Looking back at our accomplishments for the full year, I am incredibly proud of our team”, continued Gibson. “It was a remarkable year during which we achieved record profitability, recapitalized our balance sheet and significantly improved our operational performance. Net sales grew 38% to $4.3 billion, gross margin expanded 280 basis points to 18.2% and adjusted EBITDA increased 172%, or $294 million, to $464 million.”

“Additionally, we generated $131 million of free cash flow and issued $300 million of senior secured notes while reducing net debt by nearly 20%. We ended the year in a strong, flexible financial position, with our net leverage ratio at 1.1x. We have ample liquidity to invest in our business and we are poised to create value through prudent, disciplined capital allocation.”

“At the outset of 2022, our operating execution remains strong and trends in the U.S. housing industry continue to be favorable. As we look to the future, we will continue to improve operational efficiency, leverage our scale and strategically expand our business. We are focused on driving transformational growth and we are incredibly excited about our future.” concluded Gibson.

FOURTH QUARTER 2021 FINANCIAL PERFORMANCE

For the three months ended January 1, 2022, BlueLinx generated net sales of $973 million, an increase of $108 million, or 12%, when compared to the prior-year period. This increase was driven by 29% growth in net sales of specialty products, partially offset by a 10% decline in net sales of structural products. Gross profit was $194 million, an increase of $69 million, or 56% over the prior year period. Gross margin expanded 550 basis points to 19.9%.

Net income of $74 million increased 271% as compared to $20 million in the prior-year period. The increase in net income was driven by sales growth in specialty product categories, gross margin expansion across both specialty and structural products, and a $5 million, net of tax, non-recurring gain on the sale of property recorded during the quarter.

Diluted earnings per share was $7.30, an increase of 258% as compared to $2.04 per diluted share in the prior year period.

Adjusted EBITDA was $112 million, or 11.5% of net sales, as compared to $39 million, or 4.5% of net sales in Q4 2020.

Operating cash flow was $18 million, including a $77 million net working capital investment, of which $52 million related to inventory, largely to support future specialty product sales. Cash capital investments were $9 million and primarily related to upgrading the company’s trailer fleet and, to a lesser extent, maintenance at distribution branches. Free cash flow, which excludes these investments, was $9 million for the fourth quarter.

Net sales of specialty products, which includes engineered wood, industrial products, cedar, moulding, siding, metal products and insulation, were $641 million, an increase of $143 million, or 29%, over Q4 2020. Specialty products gross profit was $140 million, up $54 million, or 62% over the prior year period. Specialty products gross margin expanded 450 basis points to 21.9%. The growth in net sales and profitability is attributable to disciplined pricing strategies along with continued demand for specialty building products amid ongoing supply constraints.

Net sales of structural products, which includes products such as lumber, plywood, oriented strand board, rebar, and remesh, were $331 million, a decrease of $35 million, or 10%, versus the prior year period. This decline was primarily a result of the company’s disciplined and strategic approach to mitigate volatility in commodity-based wood products through lean structural products inventory. Despite the decline in sales, structural products gross profit increased $16 million, or 42%, over the prior year period to $53 million and gross margins expanded 590 basis points to 16.1%, reflecting price escalation in commodity lumber and panels throughout the quarter.

FULL YEAR 2021 FINANCIAL PERFORMANCE

For the twelve months ended January 1, 2022, net sales were $4.3 billion, an increase of $1.2 billion, or 38%, over the prior year. Gross profit was $778 million, an increase of $301 million, or 63% over the prior year. Gross margins expanded 280 basis points to 18.2%.

Net income of $296 million increased 266% as compared to $81 million in the prior year. The increase in net income was driven by sales growth and gross margin expansion across both specialty and structural product categories.

Diluted earnings per share was $29.99, an increase of 251% as compared to $8.55 per diluted share in the prior year period.

Adjusted EBITDA was $464 million, or 10.8% of net sales, as compared to $170 million, or 5.5% of net sales in 2020.

Operating cash flow was $145 million, which included a net working capital investment of $178 million, of which $146 million related to inventory, largely to support future specialty product sales. Cash capital investments were $14 million and primarily related to upgrading the company’s trailer fleet and also upgrading and maintaining distribution branches. Free cash flow, which excludes these investments, was $131 million.

Net sales of specialty products were $2.5 billion, an increase of $655 million, or 35%, year-over-year. Gross profit was $562 million, up $242 million, or 76% year-over-year. Specialty products gross margin expanded 520 basis points to 22.3%. The sales growth and gross profit improvement were attributable to disciplined pricing strategies, robust demand for specialty building products amid ongoing supply constraints, and a higher margin product mix.

Net sales of structural products were $1.8 billion, an increase of $525 million, or 43%, year-over-year. This growth was primarily the result of increased average prices for commodity lumber and panels as compared to the prior year. Structural products gross profit was $217 million, up $59 million, or 37%, year-over-year and gross margin was 12.3%.

BALANCE SHEET UPDATE

On October 18, 2021, the company completed an offering of $300 million aggregate principal amount of its 6.0% Senior Secured Notes due 2029. In conjunction with this transaction, the capacity under the company’s revolving credit facility was reduced to $350 million, down from $600 million. The majority of the proceeds of the offering were used to pay down all outstanding borrowings under the Company’s revolving credit facility.

As of January 1, 2022, total debt was $575 million, comprised of $300 million senior secured notes and $275 million of finance lease obligations. Cash on hand was $85 million and net debt was $490 million. The net leverage ratio, calculated as the ratio of net debt to trailing twelve month Adjusted EBITDA, was 1.1x, down from 3.5x in the prior year period.

Available liquidity was $432 million, comprised of $85 million of cash on hand and $346 million of borrowing capacity on the company’s revolving credit facility. The company believes it has sufficient liquidity to support the ongoing operations of the business and evaluate opportunistic capital allocation actions.

CULTURE AND STRATEGIC INITIATIVES

The company is committed to driving a culture of profitable growth within new and existing product lines and geographies, while positioning the company for long-term value creation. The following initiatives represent key areas of leadership’s focus:

•Foster a performance-driven culture committed to profitable growth. This includes enhancing the employee and customer experience; accelerating organic growth within specific product and solutions offerings where the company is uniquely advantaged; and deploying capital to drive sustained margin expansion, grow cash flow and maintain continued profitable growth.

•Migrate sales mix toward higher-margin specialty product categories. The company intends to pursue a revenue mix increasingly weighted toward higher-margin, specialty product categories such as engineered wood, moulding, millwork, decking and industrial products. Additionally, the company intends to expand its value-added service offerings designed to simplify complex customer sourcing requirements, together with marketing, inventory and pricing services afforded by the company’s national platform.

•Maintain a disciplined capital structure and pursue high-return investments that increase the value of the company. The company intends to maintain a disciplined capital structure while investing in its business to modernize and upgrade its tractor, trailer and forklift fleet and distribution branches and to improve operational performance. The company also continues to evaluate potential acquisition targets that complement its existing capabilities, grow its specialty products business, increase customer exposure, expand its geographic reach, or a combination thereof.

BUSINESS OUTLOOK

Through the first seven weeks of 2022, market conditions in the U.S. housing industry remained generally favorable with robust demand across most building product categories and prices for commodity wood-based products above Q4 2021 average pricing. These market dynamics in combination with the company’s strategic pricing actions and continued disciplined approach to managing wood-based commodity inventory have positively benefited the first quarter gross margin. On a first quarter-to-date basis gross margin for both specialty and structural product categories exceeded 20%.

CONFERENCE CALL INFORMATION

BlueLinx will host a conference call on February 23, 2021, at 10:00 a.m. Eastern Time, accompanied by a supporting slide presentation.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the BlueLinx website at http://bluelinxco.com/webcast-presentations, and a replay of the webcast will be available at the same site shortly after the webcast is complete.

To participate in the live teleconference:

Domestic Live: 1-877-407-4018
Passcode: 13726267

To listen to a replay of the teleconference, which will be available through March 9, 2022:

Domestic Replay: 1-844-512-2921
Passcode: 13726267

NON-GAAP MEASURES

The Company reports its financial results in accordance with GAAP. The Company also believes that presentation of certain non-GAAP measures may be useful to investors and may provide a more complete understanding of the factors and trends affecting the business than using reported GAAP results alone. Any non-GAAP measures used herein are reconciled to their most directly comparable GAAP measures herein or in the financial tables accompanying this news release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Adjusted EBITDA and Adjusted EBITDA Margin. BlueLinx defines Adjusted EBITDA as an amount equal to net income plus interest expense and all interest expense related items, income taxes, depreciation and amortization, and further adjusted for certain non-cash items and other special items, including share-based compensation expense, one-time charges associated with debt issuance, restructuring and gains on sales of properties including amortization of deferred gains.

The Company presents Adjusted EBITDA because it is a primary measure used by management to evaluate operating performance. Management believes this metric helps to enhance investors’ overall understanding of the financial performance and cash flows of the business. Management also believes Adjusted EBITDA is helpful in highlighting operating trends. Adjusted EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results.

We determine our Adjusted EBITDA Margin by dividing our Adjusted EBITDA for the applicable period by our net sales for the applicable period. We believe that this ratio is useful to investors because it more clearly defines the quality of earnings and operational efficiency of translating sales to profitability.

Our Adjusted EBITDA and Adjusted EBITDA Margin are not presentations made in accordance with GAAP and are not intended to present superior measures of our financial condition from those measures determined under GAAP. Adjusted EBITDA and Adjusted EBITDA Margin, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. These non-GAAP measures are reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Free Cash Flow . BlueLinx defines free cash flow as net cash provided by operating activities less total capital expenditures. Free cash flow is a measure used by management to assess our financial performance, and we believe it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures that can be used for, among other things, investment in our business, strengthening our balance sheet, and repayment of our debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. Free cash flow is not a presentation made in accordance with GAAP and is not intended to present a superior measure of financial condition from those determined under GAAP. Free cash flow, as used herein, is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

Net Debt and Net Leverage Ratio . BlueLinx calculates net debt as its total short- and long-term debt, including outstanding balances under our term loan and revolving credit facility and the total amount of its obligations under financing leases, less cash and cash equivalents. We believe that net debt is useful to investors because our management reviews our net debt as part of its management of overall liquidity, financial flexibility, capital structure and leverage, and creditors and credit analysts monitor our net debt as part of their assessments of our business.

We determine our overall net leverage ratio by dividing our net debt by trailing twelve-month Adjusted EBITDA. We believe that this ratio is useful to investors because it is an indicator of our ability to meet our future financial obligations. In addition, the ratio is a measure that is frequently used by investors and creditors.

Our net debt and overall net leverage ratio are not presentations made in accordance with GAAP and are not intended to present a superior measure of our financial condition from measures and ratios determined under GAAP. In addition, our net debt and overall net leverage ratio, as used herein, are not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. This non-GAAP measure is reconciled in the “Reconciliation of Non-GAAP Measurements” table later in this release.

ABOUT BLUELINX

BlueLinx (NYSE: BXC) is a leading U.S. wholesale distributor of residential and commercial building products with both branded and private-label SKUs across product categories such as lumber, panels, engineered wood, siding, millwork, metal building products, and other construction materials. With a strong market position, broad geographic coverage footprint servicing over 40 states, and the strength of a locally-focused sales force, we distribute our comprehensive range of products to approximately 15,000 national, regional, and local dealers, specialty distributors, national home centers, and manufactured housing customers. BlueLinx provides a wide range of value-added services and solutions to our customers and suppliers. We are headquartered in Georgia, with executive offices located at 1950 Spectrum Circle, Marietta, Georgia, and we operate our distribution business through a broad network of distribution centers. BlueLinx encourages investors to visit its website, www.BlueLinxCo.com, which is updated regularly with financial and other important information about BlueLinx.

INVESTOR & MEDIA CONTACTS

Ryan Taylor, VP Investor Relations & Treasury
BlueLinx Holdings Inc.
investor@bluelinxco.com

Seth Freeman, VP Marketing & Communications
BlueLinx Holdings Inc.
Seth.Freeman@bluelinxco.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements include, without limitation, any statement that predicts, forecasts, indicates or implies future results, performance, liquidity levels or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will be,” “will likely continue,” “will likely result” or words or phrases of similar meaning. The forward-looking statements in this press release include statements about our ability to capitalize on strong demand amid supply chain constraints and wood-based commodity price volatility; our ability to capitalize on supplier-led price increases and our value-added services; our areas of focus and management initiatives; our ability to manage structural product inventory and leverage our centralized purchasing and pricing teams successfully; the demand outlook for construction materials and expectations regarding new home construction and renovation activity; our positioning for long-term value creation; our efforts and ability to foster a performance-driven culture and generate profitable growth; our efforts and ability to migrate our revenue mix toward higher-margin specialty product categories, and the benefits thereof; our efforts and ability to maintain a disciplined capital structure and pursue high-return investments and the benefits thereof; our ability to maintain a strong balance sheet; our ability to focus on operating improvement initiatives and commercial excellence; our ability to attract, retain and motivate strong leadership talent; our expectations for fleet and facility investment and the benefits thereof; our evaluation of potential acquisition targets; and the items under the heading “Business Outlook ”.

Forward-looking statements in this press release are based on estimates and assumptions made by our management that, although believed by us to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. These risks and uncertainties include those discussed in greater detail in our filings with the Securities and Exchange Commission. We operate in a changing environment in which new risks can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause our business, strategy, or actual results to differ materially from those contained in forward-looking statements. Factors that may cause these differences include, among other things: pricing and product cost variability; volumes of product sold; competition; changes in the supply and/or demand for products that we distribute; the cyclical nature of the industry in which we operate; housing market conditions; consolidation among competitors, suppliers, and customers; disintermediation risk; loss of products or key suppliers and manufacturers; our dependence on international suppliers and manufacturers for certain products; potential acquisitions and the integration and completion of such acquisitions; business disruptions; effective inventory management relative to our sales volume or the prices of the products we produce; information technology security risks and business interruption risks; the ability to attract, train, and retain highly qualified associates and other key personnel while controlling related labor costs; exposure to product liability and other claims and legal proceedings related to our business and the products we distribute; natural disasters, catastrophes, fire, or other unexpected events; successful implementation of our strategy; wage increases or work stoppages by our union employees; costs imposed by federal, state, local, and other regulations; compliance costs associated with federal, state, and local environmental protection laws; the COVID-19 pandemic and other contagious illness outbreaks and their potential effects on our industry; regulations concerning mandatory COVID-19 vaccines; fluctuations in our operating results; our level of indebtedness and our ability to incur additional debt to fund future needs; the covenants of the instruments governing our indebtedness limiting the discretion of our management in operating the business; variable interest rate risk under certain indebtedness; the fact that we have consummated certain sale leaseback transactions with resulting long-term non-cancelable leases, many of which are or will be finance leases; the fact that we lease many of our distribution centers, and we would still be obligated under these leases even if we close a leased distribution center; inability to raise funds necessary to finance a required repurchase of our senior secured notes; a lowering or withdrawal of debt ratings; changes in our product mix; increases in petroleum prices; shareholder activism; changes in insurance-related deductible/retention reserves based on actual loss experience; the possibility that the value of our deferred tax assets could become impaired; changes in our expected annual effective tax rate could be volatile; changes in actuarial assumptions for our pension plan; the costs and liabilities related to our participation in multi-employer pension plans could increase; the risk that our cash flows and capital resources may be insufficient to service our existing or future indebtedness; the possibility that we could be the subject of securities class action litigation due to stock price volatility; activities of activist shareholders; indebtedness terms that limit our ability to pay dividends on common stock; and changes in, or interpretation of, accounting principles.

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	(In thousands, except per share data)
Net sales	$972,954	$865,419	$4,277,178	$3,097,328
Cost of sales	779,419	741,174	3,498,751	2,619,594
Gross profit	193,535	124,245	778,427	477,734
Gross margin	19.9%	14.4%	18.2%	15.4%
Operating expenses (income):
Selling, general, and administrative	83,459	88,971	322,205	314,228
Depreciation and amortization	6,763	7,116	28,192	28,901
Amortization of deferred gains on real estate	(985)	(1,057)	(3,935)	(4,008)
Gains from sales of property	(7,140)	(1,320)	(8,427)	(10,529)
Other operating expenses	1,118	165	2,315	6,901
Total operating expenses	83,215	93,875	340,350	335,493
Operating income	110,320	30,370	438,077	142,241
Non-operating expenses (income):
Interest expense, net	11,816	10,723	45,507	47,414
Other income, net	27	(196)	(1,306)	(254)
Income before provision for income taxes	98,477	19,843	393,876	95,081
Provision for income taxes	24,857	(15)	97,743	14,199
Net income	$73,620	$19,858	$296,133	$80,882

Basic income per share	$7.57	$2.10	$30.80	$8.58
Diluted income per share	$7.30	$2.04	$29.99	$8.55

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 1, 2022	January 2, 2021
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$85,203	$82
Accounts receivable, less allowances of $4,024 and $4,123, respectively	339,637	293,643
Inventories, net	488,458	342,108
Other current assets	31,869	32,581
Total current assets	945,167	668,414
Property and equipment, at cost	318,253	299,935
Accumulated depreciation	(137,099)	(121,223)
Property and equipment, net	181,154	178,712
Operating lease right-of-use assets	49,568	51,142
Goodwill	47,772	47,772
Intangible assets, net	13,603	18,889
Deferred tax assets	60,285	62,899
Other non-current assets	19,905	20,302
Total assets	$1,317,454	$1,048,130
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$180,000	$165,163
Accrued compensation	22,363	24,751
Taxes payable	6,138	7,847
Current maturities of long-term debt, net of debt issuance costs of $0 and $74, respectively	—	1,171
Finance lease liabilities - short-term	7,864	5,675
Operating lease liabilities - short-term	5,145	6,076
Real estate deferred gains - short-term	3,934	4,040
Other current liabilities	18,347	14,309
Total current liabilities	243,791	229,032
Non-current liabilities:
Long-term debt, net of debt issuance costs of $4,701 and $8,936, respectively	291,271	321,270
Finance lease liabilities - long-term	266,853	267,443
Operating lease liabilities - long-term	44,526	44,965
Real estate deferred gains - long-term	74,206	78,009
Pension benefit obligation	11,605	22,684
Other non-current liabilities	21,953	25,635
Total liabilities	954,205	989,038
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Common Stock, $0.01 par value, 20,000,000 shares authorized, 9,725,760 and 9,462,774 outstanding on January 1, 2022 and January 2, 2021, respectively	97	95
Additional paid-in capital	268,085	266,695
Accumulated other comprehensive loss	(29,360)	(35,992)
Accumulated stockholders’ equity (deficit)	124,427	(171,706)
Total stockholders’ equity	363,249	59,092
Total liabilities and stockholders’ equity	$1,317,454	$1,048,130

BLUELINX HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	(In thousands)
Cash flows from operating activities:
Net income	$73,620	$19,858	$296,133	$80,882
Adjustments to reconcile net income to cash provided by (used in) operations:
Depreciation and amortization	6,763	7,116	28,192	28,901
Amortization of debt issuance costs	(149)	993	1,411	3,881
Adjustment to debt issuance cost associated with term loan/revolver	1,603	—	7,394	—
Gains from sales of property	(7,140)	(1,320)	(8,427)	(10,529)
Amortization of deferred gain from real estate	(985)	(1,057)	(3,935)	(4,008)
Share-based compensation	1,580	3,077	6,590	5,992
Deferred income tax	8,141	(12,863)	356	(8,420)
Changes in operating assets and liabilities:
Accounts receivable	5,337	14,941	(45,994)	(100,771)
Inventories	(52,020)	(36,078)	(146,350)	3,698
Accounts payable	(30,386)	(13,785)	14,837	32,815
Other current assets	6,959	(9,186)	712	(9,546)
Taxes payable	(350)	(1,399)	(1,709)	10,156
Other assets and liabilities	5,191	10,326	(4,187)	21,968
Net cash provided by (used in) operating activities	18,164	(19,377)	145,023	55,019

Cash flows from investing activities:
Proceeds from sale of assets	7,675	2,107	10,327	12,849
Property and equipment investments	(8,991)	(1,746)	(14,415)	(3,689)
Net cash provided by (used in) investing activities	(1,316)	361	(4,088)	9,160

Cash flows from financing activities:
Borrowings on revolving credit facilities	49,074	302,205	949,080	843,905
Repayments on revolving credit facilities	(270,582)	(276,934)	(1,235,724)	(882,155)
Repayments on term loan	—	(14,609)	(43,204)	(103,470)
Proceeds from senior secured notes	295,861	—	295,861	—
Proceeds from real estate financing transactions	—	—	—	78,263
Debt financing costs	(2,648)	(367)	(5,459)	(3,350)
Repurchase of shares to satisfy employee tax withholdings	(58)	(16)	(5,193)	(271)
Principal payments on finance lease liabilities	(3,478)	(1,335)	(11,175)	(8,662)
Net cash provided by (used in) financing activities	68,169	8,944	(55,814)	(75,740)
Net change in cash and cash equivalents	85,017	(10,072)	85,121	(11,561)
Cash and cash equivalents at beginning of period	186	10,154	82	11,643
Cash and cash equivalents at end of period	$85,203	$82	$85,203	$82

BLUELINX HOLDINGS INC.
RECONCILIATION OF NON-GAAP MEASUREMENTS
(Unaudited)

The following schedule reconciles net income to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	(In thousands)
Net income	$73,620	$19,858	$296,133	$80,882
Adjustments:
Depreciation and amortization	6,763	7,116	28,192	28,901
Interest expense, net	10,213	10,723	38,113	47,414
Adjustment to debt issuance cost associated with term loan/revolver(1)	1,603	—	7,394	—
Provision for income taxes	24,857	(15)	97,743	14,199
Share-based compensation expense	1,580	3,077	6,590	5,992
Amortization of deferred gains on real estate	(985)	(1,057)	(3,935)	(4,008)
Gain from sales of property(1)	(7,140)	(1,320)	(8,427)	(10,529)
Pension settlement and withdrawal costs(1)	342	(115)	(49)	(115)
Merger and acquisition costs(1)(2)	—	106	214	1,924
Restructuring and other(1)(3)	1,118	173	2,103	5,734
Adjusted EBITDA	$111,971	$38,546	$464,071	$170,394

(1) Reflects non-recurring items of approximately $4.1 million of non-beneficial items to the current quarterly period and $1.2 million of non-beneficial items to the prior quarterly period. For the current annual period, reflects non-recurring, beneficial items of approximately $1.2 million and $3.0 million of non-beneficial items to the prior year-to-date period.

(2) Reflects primarily legal, professional, technology and other integration costs.

(3) Reflects costs related to our restructuring efforts, such as severance, net of other one-time non-operating items.

The following schedules presents our Adjusted EBITDA margin as a percentage of net sales:

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	(In thousands)
Net sales	$972,954	$865,419	$4,277,178	$3,097,328
Adjusted EBITDA	111,971	38,546	464,071	170,394
Adjusted EBITDA margin	11.5%	4.5%	10.8%	5.5%

The following schedules presents our revenues disaggregated by specialty and structural product category.

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
	(In thousands)
Net sales by product category
Specialty products	$641,470	$498,619	$2,520,305	$1,865,125
Structural products	331,484	366,800	1,756,873	1,232,203
Total net sales	$972,954	$865,419	$4,277,178	$3,097,328

Gross profit dollars by product category
Specialty products	$140,297	$86,745	$561,520	$319,577
Structural products	53,238	37,500	216,907	158,157
Total gross profit	$193,535	$124,245	$778,427	$477,734

Gross margin % by product category
Specialty products	21.9%	17.4%	22.3%	17.1%
Structural products	16.1%	10.2%	12.3%	12.8%
Total gross margin %	19.9%	14.4%	18.2%	15.4%

The following schedule presents Net Debt and the Net Leverage Ratio for the twelve months ended:

	Twelve Months Ended
	January 1, 2022	January 2, 2021
	(In thousands)
Current maturities of long term debt (1)	$—	$1,245
Finance lease liabilities - short term	7,864	5,675
Long term debt (2)	300,000	330,206
Finance lease liabilities - long term	266,853	267,433
Total long-term debt	574,717	604,559
Less: available cash	85,203	82
Net Debt	489,514	604,477
Twelve month ended Adjusted EBITDA	$464,071	$170,394
Net Leverage Ratio	1.1x	3.5x

(1) Presented gross of debt issuance costs.

(2) For the twelve months ended January 1, 2022, our long-term debt is comprised of $300 million of senior-secured notes issued in October 2021. These notes are presented under the long-term debt caption of our balance sheet at $291.3 million which is net of their discount of $4.0 million and the combined carrying value of our debt issuance costs of $4.7 million. Our senior secured notes are presented in this table at their face value for the purposes of calculating our net leverage ratio. For the twelve months ended January 2, 2021, our long-term debt presented in this table is the balance presented on our balance sheet of $321.3 million, which was comprised of the balance of our revolving credit facility and our term loan, plus the carrying value of our debt issuance costs of $8.9 million.

The following schedule presents free cash flow:

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net cash provided by (used in) operating activities	$18,164	$(19,377)	$145,023	$55,019
Less: Property and equipment investments	(8,991)	(1,746)	(14,415)	(3,689)
Free cash flow	$9,173	$(21,123)	$130,608	$51,330